FOR IMMEDIATE RELEASE	August 15, 2018
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

CHARLESTON, SC

Freehold, New Jersey…. August 15, 2018……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 265,318 square foot industrial building located at 6850 Weber Boulevard, N. Charleston, SC at a purchase price of $47,174,296. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 50 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this new acquisition. This property is ideally located near the Charleston International Airport and has ample acreage to accommodate future expansion. The Port of Charleston is one of our nation’s fastest growing ports and has the deepest channel in the southeast region. Boeing, BMW, Daimler, Volvo and several other large companies have chosen to locate and expand their operations here. This acquisition marks our fourth property located in Charleston. Monmouth is very pleased to continue to increase our strong presence in this dynamic and growing market.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 110 properties containing a total of approximately 20.8 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

######